Exhibit 24
ASTRONOVA, INC.
CONFIRMING STATEMENT

This Statement confirms that the undersigned has authorized and designated Gregory DePardo, Gregory Woods, Matthew Cook, Andrea
McKenna and Daniel S. Clevenger to execute and file on the undersigned's behalf all Forms 3, 4, and 5 and any and all other reports, notices, communications and documents (including any amendments thereto) (collectively, "Reports") that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of or relating to the acquisition, ownership, management or disposition of AstroNova, Inc. securities. The authority of Gregory DePardo, Gregory Woods, Matthew Cook, Andrea McKenna and Daniel S. Clevenger under this Statement shall apply to all previously filed Reports and shall continue until the earlier of the date on which the undersigned is no longer required to file any Reports with regard to the undersigned's ownership of or transactions in such securities, unless earlier revoked in writing. The undersigned acknowledges that Gregory DePardo, Gregory Woods, Matthew Cook, Andrea McKenna and Daniel S. Clevenger are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Dated: April 16, 2025

Signed: /s/ Thomas D. DeByle
By: Thomas D. DeByle